EXHIBIT 21.1

Name	Jurisdiction
Cognizant Technology Solutions U.S. Corporation	Delaware

Cognizant Technology Solutions Canada, Inc.	Canada

Cognizant Technology Solutions s.r.o	Czech Republic

Cognizant Technology Solutions Asia Pacific Pte Ltd.	Singapore

Cognizant Technology Solutions GmbH	Germany

Cognizant Technology Solutions Australia Pty Ltd.	Australia

Cognizant Technology Solutions Ireland Limited	Ireland

Cognizant Technology Solutions India Pvt. Limited	India

Cognizant Technology Solutions Ltd.	Mauritius

Cognizant (Mauritius) Development Limited	Mauritius

Cognizant Technology Solutions A.G.	Switzerland

Cognizant Technology Solutions Development Corporation	Delaware

CSS Investment LLC	Delaware

Cognizant Technology Solutions Overseas Corporation	Delaware

ACES International, Inc.	Utah

Cognizant Technology Solutions (Netherlands) B.V.	The Netherlands

Cognizant Technology Solutions Benelux B.V.	The Netherlands

Cognizant Technology Solutions B.V.	The Netherlands

Cognizant Technology Solutions Italia, S.p.A.	Italy

Cognizant Technology Solutions (Shanghai) Co., Ltd	China

Cognizant Technology Solutions France S.A.	France

Ygyan Consulting Private Ltd.	India

Ygyan Consulting Private SDN BHD	Malaysia

Cognizant Technology Solutions Belgium S.A.	Belgium

Cognizant Technology Solutions Norway A.S.	Norway

Cognizant Technology Solutions Sweden AB.	Sweden

Cognizant Technology Solutions Hong Kong Ltd. .	Hong Kong

Cognizant Technology Solutions (Cayman) Ltd. .	Cayman Islands

Cognizant Serviços de Tecnologia e Software do Brasil S/A.	Brazil

Cognizant Technology Solutions de Mexico SA. .	Mexico

Aimnet Solutions, Inc. .	Delaware